Exhibit 10.15

December 15, 2008

PRIVATE & CONFIDENTIAL

Dear Mike Hoffman:

The Company has been advised by legal console that we should not maintain 1099 contractor relationships with our US Regional Managers next year, therefore we are offering to convert you to full time employment. It is with great pleasure that I confirm our (the “Company’s”) offer of employment to you for the position of Regional Sales Director for the Western Region.

The terms of the Company’s offer are outlined in this letter and attached documents, if any.

Start Date. You will be an employee as of January 1st, 2009 (“Start Date”). For purposes of calculating service time to establish your PTO earning rate, you will be credited with an additional 7 months representing your time served as contractor.

Salary/Responsibilities. Your duties will remain exactly as they have been. You will report directly to Mr. Tom Gallatin, VP of Sales and Marketing. You will receive a base salary at an annual rate of $110,000 (“Base Salary”), paid twice monthly on the 15th and the last work day of each month, plus your existing personal $50,000 Performance Objective Bonus plan, plus commission paid in installments twice monthly. Commission shall be 3% of the equivalent list price of all sales by your assigned resellers or sold direct by you and credited to you. Also you shall share equally between the other commissioned Regional Managers in an additional 1% commission pool from of all sales in North America. Commission payments shall be promptly paid twice monthly upon deposit of payment from customer.

Stock Plan. The Company is currently revising its employee stock plan and we anticipate a new plan will be announced in early Q1, 2009. Details of your stock plan participation will be presented to you at that time.

Benefits. Unlike 1099 contractors, you will be eligible to participate in all benefit programs in accordance with existing Company policy:

Expenses

Unlike 1099 contractors, all normal business expenses associated with the performance of your duties will be paid upon receipt of approved expense report with receipts.

Profit Sharing Bonus Plan

•	Unlike 1099 contractors, you will be eligible to participate in a performance-based profit sharing reward plan at manager discretion for employee members of team. Occurs semi-yearly

Health Plan

•	Plan covers employee spouse and child/children. if employee chooses to do so

•	30 days waiting period before a new employee is eligible for the plan

•	Yearly open enrollment for existing employees

•	Company contributes up to $900 towards the total employee and dependent rate of selected plan

•	Refers to ‘California Choice Program’ handbook for each plan details

Vision Plan

•	Employee, employee spouse and child/children are eligible

•	Company pays for the premium

•	Plan offers annual checkup, new lens and frame every 12 months. Refers to VSP plan handbook for details

Dental Plan

•	None but subsidized by the ‘Flexible Health Care Reimbursement’

Flexible Health Care Reimbursement

•

Each employee is eligible for $100 per month or maximum $1,200 each calendar year for healthcare expenses not paid by the health plans, like deductibles, office visit, or prescription drug copayments, unreimbursed dental or vision costs even over-the-counter medicines.

•	Reimbursements for submitted receipts occurs semi-yearly

401(k)

•	Offered as a ‘profit sharing’ plan for all enrolled Gigamon 401(k) participants

•	Fidelity investment is the provider of Gigamon 401(k) plan

•	No waiting period – new employee qualified for enrollment at day one

•	Each 401(k) participant will be qualified even without any personal contribution

•	Company will contribute profit sharing amount up to 3% of each participant’s annual base salary

•	‘Profit sharing’ contributions occurs semi-yearly-1.5% of participant’s annual base salary at that time

•	Company contributed ‘profit sharing’ amount are fully vested to employee on contribution date

Group Life Insurance

•	Offered as a ‘Group Life’ with fixed amount $100,000 for all full-time W2 employees

•	No waiting period – new employee qualified for enrollment at day one

•	Company pays for the premium

•	No need for medical checkup

•	Can be transferred to individual life insurance in case employee decided to leave company

Mike, we are extremely pleased to have you officially on board and look forward to building a great company together. Please acknowledge your acceptance of this offer by signing in the space provided below.

Best regards,

/s/ Ted C. Ho
Ted C. Ho
Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Mike Hoffman
Mr. Mike Hoffman	Date (before 5:00 pm, December 19, 2008)

Exhibit A

$50.000 annualized Performance Objective Bonus Plan

1.	Identify, contract, train, and support at least four new resellers who together bring total revenue to Gigamon of at least $400,000 during 2008 as measured by cash received during 2008. —60%

2.	Book at least 15 approved new accounts during 2008—20%

3.	Establish and execute a cost effective and successful regional lead generation plan in cooperation with resellers and/or tool partners. —20%

July 29, 2009

PRIVATE & CONFIDENTIAL

Dear Mike Hoffman:

It is with great pleasure that I confirm Gigamon’s offer to you of promotion to the position of Vice President of North American Sales.

Effective Date. Your promotion will be effective as of August 16th, 2009.

Salary. You will receive a base salary at an annual rate of $150,000 (“Base Salary”), paid twice monthly on the 15th and the last work day of each month, plus a personal $50,000 Performance Objective Bonus plan, plus commission. Commission shall be 1% of the revenue of all sales credited to a North American Region or North American based Direct Named Account or North American Strategic Partner and not otherwise credited to an International Region. As acting Western Regional Manager you will be awarded regular commissions for sales already identified in SalesForce.com data base as of July 31st. New business identified after July 31 will not be commissioned to you as Western Regional Manager, but as VP N. American Sales. Commission payments shall be promptly paid twice monthly upon deposit of payment from customer.

Responsibilities. You will report directly to Mr. Tom Gallatin, VP of Sales and Marketing. You will be responsible for development, forcasting, and management of sales in North America. Initially reporting to you will be, Inside Sales and all North American regional field personnel including your vacated Western Regional Manager Position.

PUP. You will be issued 100,000 new units under the Gigamon PUP plan. Vesting will be based on revenue earned in North America. Every $10,000,000 of revenue earned earns 10,000 PUP units.

Best regards.

/s/ Ted C. Ho

Ted C. Ho

Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Mike Hoffman
Mr. Mike Hoffman	Date